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                                   Exhibit 6.1

      First Amendment to Offer to Purchase and Plan of Internal Funding and
            Share Release and Plan of Reorganization and Acquisition

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                      FIRST AMENDMENT TO OFFER TO PURCHASE
                                       AND
                   PLAN OF INTERNAL FUNDING AND SHARE RELEASE
                                       AND
                     PLAN OF REORGANIZATION AND ACQUISITION
                     --------------------------------------

This First Amendment to Offer to Purchase and Plan of Internal Funding and Share Release and Plan of Reorganization and Acquisition ("Reorganization Agreement") is made and entered into by and between Solar Energy Limited, a Delaware corporation ("Solar"), Hydro-Air Technologies, Inc, a New Mexico corporation ("HAT"), and Melvin L. Prueitt, David F. Jones, Stanley D. Prueitt, Baycove Investments, Inc. ("FCIC"), Leslie Speir, Dana Hansen, Linda Hansen, Ara Lee Stevens and Hydro-Air Founders LLC (collectively "HAT Shareholders"). This Reorganization Agreement will also be executed by Solar Acquisition Corporation ("New Corporation"), a New Mexico corporation and a subsidiary of Solar once it comes into existence.

I.  RECITALS.

This Reorganization Agreement amends and supplements the Offer to Purchase ("Offer") entered into by First Capital Invest Corp., HAT and Melvin L. Prueitt, David F. Jones, Stanley D. Prueitt, and Leslie Speir (collectively "Founders") on July 5, 1997. Under the terms of the Offer, First Capital Invest Corp. agreed to provide a public company ("Pubco") which would be the vehicle used to acquire all of the assets, businesses and capital stock of HAT. Solar is the public company that FCIC has now made available for purposes of consummating the transactions contemplated by this Reorganization Agreement. The HAT Shareholders want Solar, a public company, to acquire HAT in order to attract the capital necessary for the development of HAT's HARPS technology. The boards of directors of Solar and HAT have approved the acquisition of HAT by Solar through the creation of New Corporation by Solar and the merger of New Corporation into HAT ("Merger"). For federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368 of the Code.

II.  DEFINITIONS.

      A. "Closing Date" shall mean the date on which the parties hereto shall close the transactions contemplated herein.

      B. "Code" shall mean the Internal Revenue Code of 1986, as amended.

      C. "Commission" shall mean the Securities and Exchange Commission.

      D. "Effective Date" shall mean the date this Reorganization Agreement is executed.

      E. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      F. "Previously Disclosed" shall mean disclosed in writing prior to the execution of the Offer.

      G. "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock.

      H. "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

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      I. "Securities Act" shall mean the Securities Act of 1933, as amended.

      J. "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

      K. Other terms as defined in this Reorganization Agreement.

III.  PLAN OF REORGANIZATION.

      A. New Corporation.
         ----------------

               1. Organization. Solar will cause New Corporation to be organized under New Mexico law, authorized to issue 125,000 shares of no par value common, and to carry on all business activities. Once formed New Corporation will adopt and become bound by the terms of this Reorganization Agreement.

               2. Funding. After organization of New Corporation, Solar will transfer to New Corporation, $125.00 in exchange for 125,000 shares of New Corporation stock ("New Corporation Stock").

      B. Merger of New Corporation and HAT.
         ----------------------------------

               1. Merger. New Corporation will merge into HAT pursuant to the terms of a Plan of Merger ("Plan of Merger") substantially in the form of attached Exhibit A. The Plan of Merger, the Offer and this Reorganization Agreement are the plan of reorganization required by the Code.

               2. Surviving Corporation. Both Solar and HAT shall survive the reorganization herein contemplated and shall continue to be governed by the laws of their respective states of incorporation. New Corporation will be merged out of existence.

               3.  Surviving   Articles  of   Incorporation.   The  Articles  of
Incorporation of Solar and HAT shall remain in full force and effect, unchanged.

               4. Surviving By-Laws. The By-Laws of HAT and Solar shall remain in full force and effect, unchanged.

      C. Issuance and Release of Solar stock. Solar and the HAT Shareholders desire to create an orderly process for the issuance and progressive release of common stock to or for the benefit of the HAT Shareholders.

               1. HAT Shareholders. The HAT Shareholders will receive subject to this Reorganization Agreement, shares of Solar equal to 40% of the resulting total issued and outstanding stock of Solar, on a fully-diluted basis, following certain designated capital formation stages. However, the total number of Solar shares which will be issued to the HAT Shareholders to meet this obligation is undeterminable at this time.

               2. Initial Issuance. Upon consummation of the Merger, Solar shall issue to the HAT Shareholders 20% of 40% of the outstanding Solar shares.

               3. Phased Release of Shares. The remaining 80% of 40% will be issued to the HAT Shareholders in phases based on the following formula: one

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share of Solar stock for each $2.00 of earnings  generated by HAT, as determined by Generally Accepted Accounting Principles (GAAP) as provided in the offer.

               4. New Investment Shares. The shares to be issued to or for the benefit of the HAT Shareholders will be new investment shares of Solar, a new and different security, to be held for investment and not for immediate resale, in accordance with Rule 145 (Securities Act Regulations ss.230.145.) The principal import of which Rule is that such new securities are and shall be deemed to be Restricted Securities as defined in Rule 144(a).

               5. Further Issuances. With respect to further issuances by Solar to investors, Solar shall issue to the HAT Shareholders additional shares, equal to 40% of such issuances actually issued to investors, such that the HAT Shareholders will, if all phased shares are issued, receive and own 40% of Solar. The additional issuances will be made to the HAT Shareholders in the same percentages as provided in paragraphs 2 and 3. The parties anticipate that the following placements will be made:

                       a. 10,000,000 at $0.10 (Series 3) shares to be offered and issued pursuant to Rule 504;

                       b. 2,000,000 at $0.50 (Series 4) shares to be offered and pursuant to Rule 505 or 506 of Regulation D; and, finally

                       c. Solar will employ its best efforts to place an additional 1,000,000 shares at not less than $2.00 per share.

               5. Additional Compensation. The HAT Shareholders, other than FCIC, will receive in proportion to their ownership of HAT shares at Closing $500,000 when the prototype is deemed commercially viable by HAT under the Offer.

IV.   FUNDING OF HAT IN AMPLIFICATION OF THE OFFER:

      A. Capital Formation and Earnings. HAT's technology will require funding, in stages, from development to marketability, and will not immediately generate earnings. However, if HAT's technology is successful earnings will be generated, and will contribute to, and eventually obviate the need for additional capital investment to expand capacity to meet demand.

      B.       Phases of Committed Funding.
               ----------------------------

               1. Phase One. Phase One Internal Funding by Solar for HAT shall be $500,000.00, of which $300,000.00 has been advanced previously and which advance is acknowledged hereby. Phase One shall extend for a period of thirteen months during which it shall be determined whether or not the technology works and is marketable. If it shall be so determined, and only if it shall be so determined, the Internal Funding shall proceed to Phase Two.

               2. Phase Two. Phase Two Internal Funding by Solar for HAT shall be $5,000,000.00.

               3. Phase Three. Phase Three Internal Funding shall be generated, if at all, by earnings generated by HAT, and assumes that the profit center of HAT shall have achieved substantial profitability.


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               4. No guaranty of success.  No matter how  promising and exciting the technology and concepts of HAT are to the parties, there can be no guaranty of success. Public tastes, market conditions, competition, war, natural disaster or any number of unforeseeable events could disappoint expectations and cause the parties to re-evaluate their positions.

               5. Assumption. Solar hereby expressly agrees to assume all the responsibilities and obligations of Pubco under the Offer, as well as Solar's responsibilities and obligations under this Reorganization Agreement. In addition, Baycove, Inc. expressly agrees to assume all of the responsibilities and obligations of First Capital Invest Corp. under the Offer, as well as Baycove's responsibilities and obligations under this Reorganization Agreement.

V.    MANAGEMENT OF HAT AND SOLAR.

               1. Separate Board of Directors. Solar and HAT shall maintain separate Boards of Directors. The Board of Directors of Solar shall, during the term of this agreement, consist of not less than six Directors, not less than two of which shall be designated by the Board of Directors of HAT; or a greater number of Directors divisible by three of which the Board of Directors of HAT may designate one third of the total. The Board of Directors of Solar shall be entitled to non-voting representation on the Board of Directors of HAT. Provided that management complies with appropriate professional standards of conduct, each Board shall separately manage its respective area of responsibility. The existing Directors of Solar shall appoint additional Directors in conformity with this provision, with all deliberate speed.

               2. Officers. The Board of Directors of Solar and HAT shall elect and appoint new officers as follows: Melvin L. Prueitt shall be the Chairman of the Board of Solar. Melvin L. Prueitt shall be President and Chairman of the Board of HAT. The HAT Board may designate such officers of HAT as it may see fit, subject only to the duty of Solar to insure acceptable standards of professional conduct and responsibility. The Board of Directors of Solar shall exercise its sound discretion to recruit and/or elect the Chief Financial Officer of Solar.

VI.  CLOSING.

Closing of the transactions contemplated by this Reorganization Agreement will be held contemporaneously at the various offices of HAT and Solar, on the first business day following satisfaction of the conditions precedent set forth herein. In connection with such Closing, HAT and New Corporation shall execute articles of merger and shall cause such articles to be delivered to and filed with the New Mexico State Corporation Commission. The Merger shall be effective at the time and on the date specified in such articles of merger.

VII.  REPRESENTATIONS AND WARRANTIES OF SOLAR.

Solar hereby represents and warrants to HAT, New Corporation and the HAT Shareholders as follows:

      A. Capital Structure of Solar. The authorized capital stock of Solar consists of 50,000,000 shares of common voting stock, $.0001 par value ("Solar Common Stock"), of which 1,278,000 shares are issued and outstanding and no shares are held in treasury. All outstanding shares of Solar Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable.


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There are no  Rights  authorized,  issued or  outstanding  with  respect  to the capital stock of Solar. None of the shares of Solar's capital stock has been issued in violation of the preemptive rights of any person.

      B. Organization, Standing and Authority of Solar. Solar is a duly organized corporation, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business as now conducted and is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations, business or prospects of Solar on a consolidated basis.

      C.       Authorized and Effective Agreement.
               -----------------------------------

               1. Solar has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement. The execution and delivery of this Reorganization Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Solar.

               2. This Reorganization Agreement constitutes a legal, valid and binding obligations of Solar, enforceable against it in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Solar has filed all SEC Documents required by the Securities Laws and such SEC Documents complied in all material respects with the Securities Laws.

               3.  Neither the  execution  and  delivery of this  Reorganization
Agreement in the case of Solar, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Solar with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles, charter, code of regulations or by-laws of Solar or any Solar Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Solar or any Solar Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Solar or any Solar Subsidiary.
VIII. REPRESENTATIONS AND WARRANTIES OF NEW CORPORATION.

New Corporation hereby represents and warrants to HAT and Solar as follows:

      A. Capital Structure of New Corporation. The authorized capital stock of New Corporation consists of 125,000 shares of common stock, no par value ("New Corporation Common Stock"), of which 125,000 shares are issued and outstanding and no shares are held in treasury. All outstanding shares of New Corporation Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. There are no Rights authorized, issued or outstanding with respect to the capital stock of New Corporation except as Previously Disclosed. None of the shares of New Corporation's capital stock has been issued in violation of the preemptive rights of any person.

      B. Organization, Standing and Authority of New Corporation. New Corporation is a duly organized corporation, validly existing and in good standing under the laws of the State of New Mexico with full corporate power and authority to carry on its business.

      C. No New Corporation Subsidiaries. New Corporation does not own, directly or indirectly, any outstanding capital stock or other voting securities of any corporation or other organization except for Solar.

      D. Authorized and Effective Agreement.

               1.  New  Corporation  has  all  requisite   corporate  power  and
authority to enter into and perform all of its obligations under this Reorganization Agreement. The execution and delivery of this Reorganization Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of New Corporation.

               2. This Reorganization Agreement constitutes a legal, valid and binding obligations of New Corporation, enforceable against it in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

               3. Neither the execution and delivery of this Reorganization Agreement, in the case of New Corporation, nor consummation of the transactions contemplated hereby or thereby, nor compliance by New Corporation with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles, charter, code of regulations or by-laws of New Corporation, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of New Corporation pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to New Corporation or any New Corporation Subsidiary.

IX.  REPRESENTATIONS AND WARRANTIES OF HAT.

HAT hereby represents and warrants to New Corporation and Solar as follows:

      A. Capital Structure of HAT. The capital of HAT consists of 250,000 authorized shares of no par value common voting stock, of which 125,000 shares are issued and outstanding. All outstanding shares of capital stock have been duly issued and are validly outstanding, fully paid and nonassessable. The shares of Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Reorganization Agreement and will be validly issued, fully paid and nonassessable.

      B. Organization, Standing and Authority of HAT. HAT is a duly organized corporation, validly existing and in good standing under the laws of the State of New Mexico, with full corporate power and authority to carry on its business.

      C.       Authorized and Effective Agreement.
               -----------------------------------

               1. HAT has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement. Except as Previously


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Disclosed,  the execution and delivery of this Reorganization  Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of HAT.

               2. Except as Previously Disclosed, this Reorganization Agreement constitutes a legal, valid and binding obligations of HAT, enforceable in accordance with its respective terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

               3. Neither the execution and delivery of this Reorganization Agreement nor consummation of the transactions contemplated hereby or thereby, nor compliance by HAT with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or by-laws of HAT, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of HAT pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to HAT.

X.  COVENANTS.

      A. Best Efforts. HAT and New Corporation shall each use its best efforts in good faith to take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date.

      B. Supplementation. The contents of the Offer are incorporated by reference in this Reorganization Agreement.

XI. CONDITIONS PRECEDENT

      A. Conditions Precedent of Solar, HAT and New Corporation. The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

               1. All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken.

               2. The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Reorganization Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied.

      B. Conditions Precedent of Solar and New Corporation. The obligations of Solar and New Corporation to effect the Merger shall be subject to satisfaction of the following additional conditions:

               1. The representations and warranties of HAT shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise


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contemplated by this Reorganization Agreement or consented to in writing by New
Corporation and Solar.

               2. HAT shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement.
      C. Conditions Precedent of HAT. The obligations of HAT to effect the Merger shall be subject to satisfaction of the following additional conditions:

               1. The representations and warranties of Solar and New Corporation shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by HAT.

               2. Solar, New Corporation and their subsidiaries shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Agreement of Merger.

XII.  TERMINATION, WAIVER AND AMENDMENT.

      A. Termination. This Reorganization Agreement and the Agreement of Merger may be terminated:

               1. At any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereto.

               2. At any time on or prior to the Closing Date, by HAT in writing, if Solar, New Corporation or any Solar or New Corporation Subsidiary has, or by Solar or New Corporation in writing, if HAT has, in any material respect, breached (i) any covenant or agreement contained herein or in the Agreement of Merger or (ii) any representation or warranty contained herein, and in either case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date.

               3. On the Closing Date, by any party hereto in writing, if any of the conditions precedent set forth above with respect to such party have not been satisfied or fulfilled.

      B. Effect of Termination. In the event this Reorganization Agreement and the Agreement of Merger are terminated, this Agreement and the Agreement of Merger shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses shall survive any such termination and
(ii) a termination shall not relieve the breaching party from liability for an uncured willful breach of such covenant or agreement giving rise to such termination.

      C. Survival of Representations, Warranties and Covenants. All representations, warranties and covenants in this Reorganization Agreement and the Agreement of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive HAT, Solar or New Corporation (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either HAT, Solar or New Corporation, the aforesaid representations, warranties and covenants being material inducements to the consummation by HAT and New Corporation of the transactions contemplated herein.

      D. Amendment or Supplement. This Reorganization Agreement may be amended or supplemented at any time by mutual agreement of the parties hereto.

XIII.  MISCELLANEOUS.

      A. Expenses. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement, including fees and expenses of its own financial consultants, accountants and counsel.

      B. Entire Agreement. This Reorganization Agreement and the Agreement of Merger contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein. The terms and conditions of this Reorganization Agreement and the Agreement of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Reorganization Agreement or the Agreement of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities.

      C. No Assignment. No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person.

      D. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed to the parties.

      E. Captions. The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement.

      F. Counterparts. This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

      G. Governing Law. This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of New Mexico applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

      H. Arbitration. The Parties to this agreement have no wish to engage in costly or lengthy litigation with each other. Accordingly, any and all disputes which the parties cannot resolve by agreement or mediation, shall be submitted to binding arbitration under the rules and auspices of the American Arbitration Association, as a further incentive to avoid disputes, each party shall bear its own costs, with respect thereto, and with respect to any proceedings in any court brought to enforce or overturn any arbitration award. This provision is expressly intended to discourage litigation and to encourage orderly, timely and economical resolution of any disputes which may occur.

      I. Severability. If any provision of this Letter Agreement or the application thereof to any person or situation shall be held invalid or unenforceable, the remainder of the Agreement and the application of such provision to other persons or situations shall not be effected thereby but shall continue valid and enforceable to the fullest extent permitted by law.

      J. Waiver. No waiver by any party of any occurrence or provision hereof shall be deemed a waiver of any other occurrence or provision.

This Reorganization Agreement is executed on behalf of each party by its duly authorized representatives, and attested to, pursuant to the laws of its respective place of incorporation and in accordance with its constituent documents.



HYDRO-AIR TECHNOLOGIES, INC.                      SOLAR ENERGY LIMITED
a New Mexico corporation                          a Delaware corporation



-----------------------------                   --------------------------------
Melvin L. Prueitt, President                    Joel M. Dumaresq, President



HYDRO-AIR FOUNDERS, LLC                         BAYCOVE INVESTMENTS, INC.
a New Mexico limited liability co               a Delaware corporation



-----------------------------                   --------------------------------
Melvin L. Prueitt, Manager                      Nelson Skalbania



-----------------------------                   --------------------------------
Melvin L. Prueitt                               David F. Jones



-----------------------------                   --------------------------------
Leslie Speir                                    Stanley D. Prueitt



-----------------------------                   --------------------------------
Dana Hansen                                     Linda Hansen



-----------------------------
Ara Lee Stevens